Exhibit (l)

January 28, 2020

Broadstone Real Estate Access Fund

800 Clinton Square

Rochester, NY 14604

Re:	Broadstone Real Estate Access Fund, File Nos. 333-226108 and 811-23360

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 1 to the Registration Statement for the Broadstone Real Estate Access Fund (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP